Exhibit 99.1

Abeona Therapeutics® Reports First Quarter 2026 Results

and Provides Pipeline Update

- Three patients treated with ZEVASKYN® in Q1 2026 -

-QTC network expands to six sites, with two new additions on the East Coast -

- In-licensed radically novel engineered T-cell technology with game changing potential in the field of solid tumors; ophthalmology programs deprioritized -

- $168.3M in cash, cash equivalents and short-term investments as of March 31, 2026 –

- Webcast today at 8:30am ET -

CLEVELAND, May 13, 2026 – Abeona Therapeutics Inc. (Nasdaq: ABEO) today reported financial results for the first quarter of 2026, highlighting commercial momentum for ZEVASKYN.

●	Steady increase in ZEVASKYN adoption with three patients completing treatment in the first quarter of 2026, one treatment to date in the second quarter, one biopsy currently in manufacturing process, and six additional patients expected to be biopsied in the second quarter, three of whom have biopsies scheduled.
●	Qualified treatment center (QTC) network expands to six sites with the activation of New York-Presbyterian / Columbia University Irving Medical Center in New York, NY and Children’s Hospital of Philadelphia (CHOP).
●	Patient access to ZEVASKYN continues to grow with published coverage policies now in place for 95% of commercially insured U.S. lives.
●	Data presentation at SID2026 on sustained wound healing and long-term safety after one-time pz-cel application: 12-year case report and 5-year Phase 3 data

“We are excited that an increasing number of patients at our QTCs are getting scheduled for ZEVASKYN slots this quarter,” said Vish Seshadri, PhD, President and CEO of Abeona Therapeutics. “We’re encouraged by the recent acceleration of onboarding efforts of QTCs to activate, so they can begin to treat patients with ZEVASKYN.”

Pipeline Update

Building on its proven end-to-end competency in engineered cell therapy, Abeona will focus its development efforts on ABO-701, a recently licensed radically novel engineered T-cell therapy targeting Prostate-Specific Membrane Antigen (PSMA). PSMA is a validated target for advanced prostate cancer, which is a leading cause of cancer mortality, with more than 30,000 deaths annually in the U.S. despite multiple approved therapies and recent advances in the field.

ABO-701 is an autologous engineered T-cell therapy that carries a Synthetic Immune Receptor (SIR-T™) designed to overcome the limitations of CAR and TCR approaches. The SIR-T™ platform underlying ABO-701 was developed by Preet M. Chaudhary, M.D., Ph.D., Professor of Medicine and Chief of Jane Ann Nohl Division of Hematology and Center for the Study of Blood Diseases at University of Southern California (USC) Keck School of Medicine and Director of USC Blood and Marrow Transplant and Cell Therapy Program. The patents covering the SIR-T™ platform are owned by Angeles Therapeutics, Inc. In pre-clinical studies, ABO-701 has demonstrated durable tumor control in mouse models and modest levels of cytokine release – a profile that has been elusive to other engineered cell therapies in the solid tumors.

Abeona expects to file an Investigational New Drug (IND) application and commence first-in-human studies with ABO-701 in the second half of 2027 while engaging a contract development and manufacturing organization for supply readiness in the meantime. This development plan and timing allow the Company to maintain its focus on commercializing ZEVASKYN.

As part of the Company’s portfolio optimization, Abeona has deprioritized its in-house ophthalmology programs.

First Quarter 2026 Financial Results

Abeona reported net product revenue of $8.7 million in the first quarter ending March 31, 2026. This represents a quarter-over-quarter increase in net product revenue of $6.3 million compared to $2.4 million in the fourth quarter of 2025.

Cost of sales for the first quarter of 2026 was $2.7 million, primarily driven by scaling of commercial ZEVASKYN. This represents a quarter-over-quarter increase in cost of sales of $1.7 million compared to $1.0 million in the fourth quarter of 2025, reflecting three patient treatments in the first quarter of 2026 versus one patient treatment in the prior quarter.

Total research and development (R&D) expenses were $9.6 million for the first quarter of 2026 compared to $9.9 million in the first quarter of 2025. The first quarter of 2026 includes a single up-front payment of $7.0 million for in-licensing of the PSMA-SIR-T™ asset, now ABO-701. Excluding this transaction, R&D spending decreased by $7.4 million. The reduction in expenses was primarily due to costs capitalized into inventory and engineering runs and other production costs that are no longer considered research and development due to FDA approval of ZEVASKYN in April of 2025.

Selling, general and administrative (SG&A) expenses for the first quarter of 2026 were $19.5 million, a $9.7 million increase over the first quarter of 2025. This increase primarily reflects Abeona’s commercial transition following the April 2025 FDA approval of ZEVASKYN, including $5.4 million in personnel and stock-based compensation, $1.9 million of certain engineering and training expenses previously classified as R&D that were transitioned to SG&A post-approval, and the remainder due to other commercial costs related to ZEVASKYN.

Net loss was $(17.1) million for the quarter ending March 31, 2026, or $(0.30) per basic and diluted common share. Net loss for the first quarter of 2025 was $(12.0) million, or $(0.24) per basic and diluted common share.

Cash, cash equivalents and short-term investments totaled $168.3 million as of March 31, 2026, compared to $191.4 million as of December 31, 2025.

Conference Call Details

The Company will host a conference call and webcast on Wednesday, May 13, 2026, at 8:30 a.m. ET to discuss its financial results and corporate progress. To access the call, dial 888-506-0062 (U.S. toll-free or, 973-528-0011 (international) and Entry Code: 305519 five minutes prior to the start of the call. A live, listen-only webcast with slides can be accessed on the Investors & Media section of Abeona’s website at https://investors.abeonatherapeutics.com/events. An archived webcast replay will be available for 30 days following the call.

About Abeona Therapeutics

Abeona Therapeutics Inc. is a commercial-stage biopharmaceutical company developing cell and gene therapies for serious diseases. Abeona’s ZEVASKYN® (prademagene zamikeracel) is the first and only autologous cell-based gene therapy for the treatment of wounds in adults and pediatric patients with recessive dystrophic epidermolysis bullosa (RDEB). The Company’s fully integrated cell and gene therapy cGMP manufacturing facility in Cleveland, Ohio serves as the manufacturing site for ZEVASKYN commercial production. The Company’s development portfolio features ABO-701 (PSMA-SIR-T™), a potentially first-in-class engineered T-cell therapy targeting PSMA, engineered to overcome the core failures of cell therapies in solid tumors. For more information, visit www.abeonatherapeutics.com.

ZEVASKYN®, Abeona Assist™, Abeona Therapeutics®, and their related logos are trademarks of Abeona Therapeutics Inc.

About Prostate Cancer

Prostate cancer is the most frequently diagnosed malignancy in men in the United States and remains a leading cause of cancer-related mortality. Most prostate cancer-related deaths are due to advanced disease, and high-grade localized disease almost inevitably progresses to advanced prostate cancer. Despite advances in androgen receptor pathway inhibitors, chemotherapy, and radioligand therapies, patients with advanced prostate cancer survive for a median of less than 2 years from starting therapy in the metastatic setting, underscoring the need for novel therapeutic strategies.

About Angeles Therapeutics

Angeles Therapeutics was founded by Preet M. Chaudhary, M.D., Ph.D. For inquiries regarding the SIR-T™ platform, please contact Angeles Therapeutics at info@angelestherapeutics.com or visit www.angelestherapeutics.com.

Forward-Looking Statements

This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and that involve risks and uncertainties. We have attempted to identify forward-looking statements by such terminology as “may,” “will,” “believe,” “anticipate,” “expect,” “intend,” “potential,” and similar words and expressions (as well as other words or expressions referencing future events, conditions or circumstances), which constitute and are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, numerous risks and uncertainties, including but not limited to, our ability to successfully commercialize and market ZEVASKYN, including manufacturing sufficient batches of ZEVASKYN to meet demand; the therapeutic potential of ZEVASKYN; whether the unmet need and market opportunity for ZEVASKYN are consistent with the Company’s expectations; continued interest in our portfolio; our ability to submit an investigational new drug application for ABO-701 and enroll patients in clinical trials; the outcome of future meetings with and inspections by the FDA or other regulatory agencies, including those relating to preclinical programs and to the cGMP manufacturing of ZEVASKYN; the ability to achieve or obtain necessary regulatory approvals for our pre-clinical programs; our ability to execute on our key business priorities; the impact of any changes in the financial markets and global economic conditions, including those resulting from changes to U.S. or other countries’ trade policy, such as current or future tariffs; risks associated with data analysis and reporting; and other risks disclosed in the Company’s most recent Annual Report on Form 10-K and subsequent periodic reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to revise these forward-looking statements or to update them to reflect events or circumstances occurring after the date of this press release, whether as a result of new information, future developments or otherwise, except as required by the federal securities laws.

Contacts:

Investor and Media

Abeona Therapeutics

ir@abeonatherapeutics.com

Investor

Lee M. Stern

Meru Advisors

lstern@meruadvisors.com

Abeona Therapeutics Inc. and Subsidiaries

Condensed Consolidated Statements of Operations and Comprehensive Loss

($ in thousands, except share and per share amounts)

(Unaudited)

	For the three months ended March 31,
	2026	2025

Revenues:
Product revenue, net	$8,720	$—

Costs and expenses:
Cost of sales	2,696	—
Research and development	9,555	9,941
Selling, general and administrative	19,502	9,786
Total costs and expenses	31,753	19,727

Loss from operations	(23,033)	(19,727)

Interest income	1,354	1,310
Interest expense	(830)	(998)
Change in fair value of warrant liabilities	5,386	7,245
Other income, net	50	141
Loss before income taxes	(17,073)	(12,029)
Income tax expense	2	—
Net loss	$(17,075)	$(12,029)

Basic and dilutive loss per common share	$(0.30)	$(0.24)

Weighted average number of common shares outstanding - basic and diluted	56,620,920	49,778,801

Other comprehensive loss:
Change in unrealized losses related to available-for-sale debt securities	(159)	(75)
Comprehensive loss	$(17,234)	$(12,104)

Abeona Therapeutics Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

($ in thousands, except share and per share amounts)

(Unaudited)

	March 31, 2026	December 31, 2025

ASSETS
Current assets:
Cash and cash equivalents	$61,374	$78,437
Short-term investments	106,897	112,967
Accounts receivable, net	6,200	6,147
Inventory	6,054	5,493
Other receivables	509	568
Prepaid expenses and other current assets	1,951	1,294
Total current assets	182,985	204,906
Property and equipment, net	10,564	9,921
Operating lease right-of-use assets	4,118	3,962
Other assets	827	781
Total assets	$198,494	$219,570
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,071	$7,889
Accrued expenses	5,368	8,467
Current portion of long-term debt	13,333	12,222
Current portion of operating lease liability	1,272	864
Payable to licensor	7,000	—
Accrued taxes and other current liabilities	2	128
Total current liabilities	31,046	29,570
Long-term operating lease liabilities	3,814	4,069
Long-term debt	4,754	7,813
Deferred revenue	425	—
Warrant liabilities	13,516	18,902
Total liabilities	53,555	60,354
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $0.01 par value; authorized 2,000,000 shares; No shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Common stock - $0.01 par value; authorized 200,000,000 shares; 56,866,381 and 55,043,413 shares issued and outstanding as of March 31, 2026 and December 31, 2025, respectively	568	550
Additional paid-in capital	903,542	900,603
Accumulated deficit	(759,150)	(742,075)
Accumulated other comprehensive (loss) income	(21)	138
Total stockholders’ equity	144,939	159,216
Total liabilities and stockholders’ equity	$198,494	$219,570